CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Kobren Insight Funds:

RE:  Kobren Growth Fund
     Kobren Modertae Growth Fund
     Kobren Conservative Allocation Fund

We hereby consent to the reference to our Firm under the caption "Experts" in the Prospectus of the above-referenced funds included in Post-Effective Amend-ment No. 1 to the Registration Statement on Form N-14 under the Securities Act of 1933, as amended, of Kobren Insight Funds. We further consent to the incorpo-ration by reference of our report dated February 5, 1999 on our audit of the finanacial statements and financial highlights of the above-referenced funds as of December 31, 1998 in the Statement of Additional Information.


PricewaterhouseCoopers LLP


Boston, Massachusetts
June 2, 1999